UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2007

Citigroup Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
Current Report on Form 8-K

Item 8.01 Other Events.

On January 8, 2007, Citigroup Inc. issued a press release announcing that it will reposition its consumer finance business in Japan, recognizing recent changes in the operating environment and the passage on December 13, 2006, of changes to consumer lending laws in Japan. In the fourth quarter of 2006, Citigroup will increase reserves by $375 million after-tax, reflecting current estimates of losses from increased customer settlements in the business.

Citigroup will also take an approximately $40 million after-tax repositioning charge in the fourth quarter of 2006. The repositioning charge will include expenses related to the closing of approximately 270 branches and 100 automated loan machines.

Including the increase in reserves and the fourth quarter repositioning charge, the Japan consumer finance segment is expected to report a net loss of approximately $370 million, or seven cents per share, for the fourth quarter of 2006. Based on current assumptions, the business is expected to approximately break-even in 2007 and return to profitability thereafter.

A copy of the above-referenced press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Press release, dated January 8, 2007, issued by Citigroup Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2007	CITIGROUP INC.

	By:	/s/ John C. Gerspach
Name: John C. Gerspach
Title: Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press release, dated January 8, 2007, issued by Citigroup Inc.